Prospectus Supplement No. 1 Dated February 2, 2001
(To Prospectus Dated August 23, 2000)

                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                   Commission File No. 333-43600

                                ASK JEEVES, INC.
                                5,961,973 SHARES
                                  COMMON STOCK

    This Prospectus Supplement No. 1 (the "Prospectus Supplement") supplements our Prospectus dated August 23, 2000 (the "Prospectus") relating to the sale by certain of our current stockholders, or by pledgees, donees, transferees, assignees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"), of up to 5,961,973 shares of our common stock that were issued in connection with our acquisitions of Net Effect Systems, Inc., Direct Hit Technologies, Inc., The Evergreen Project, Inc., the purchase of assets from Excellerate, LLC and the exercise of our warrants.

    Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

    This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

    No person has been authorized to give any information or to make any representation other than those contained in this Prospectus Supplement or the Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us or by any other person. Neither the delivery of this Prospectus Supplement and the Prospectus, nor any sale of shares of common stock covered hereby shall, under any circumstances, create any implication that information in this Prospectus Supplement is correct as of any time subsequent to the date hereof or that information in the Prospectus is correct as of any time subsequent to the date thereof (August 23, 2000). This Prospectus Supplement and the Prospectus do not constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The table captioned "Principal and Selling Stockholders" commencing on page 19 of the Prospectus is hereby amended to reflect the addition of Footnotes
(37) and (38). Footnotes (37) and (38) below set forth the transferees of certain of our stockholders who were not specifically identified in the Prospectus as Selling Stockholders. The Prospectus is hereby amended to include these transferees, identified in Footnotes (37) and (38), as Selling Stockholders. The beneficial ownership of our common stock in this Prospectus Supplement is calculated as of January 31, 2001.

                                                         PERCENT OF                        SHARES BENEFICIALLY
                                     NUMBER OF SHARES   OUTSTANDING    NUMBER OF SHARES        OWNED AFTER
                                     OF COMMON STOCK       SHARES      OF COMMON STOCK        THIS OFFERING
          NAME OF SELLING              BENEFICIALLY     BENEFICIALLY    REGISTERED FOR    ----------------------
            STOCKHOLDER                   OWNED            OWNED             SALE          NUMBER     PERCENTAGE
-----------------------------------  ----------------   ------------   ----------------   ---------   ----------
Draper Fisher Associates Fund IV,
  LP(37)...........................      1,189,255          3.28%          1,189,255           --         *
Draper Fisher Partners IV,
  LLC(38)..........................         89,513             *              89,513           --         *

------------------------

*   Less than one percent.

------------------------

         (37) An aggregate of 917,927 shares of common stock have been transferred and distributed by Draper Fisher Associates Fund IV, L.P. to Alamo Partners, James L. Alexandre, Chris Anderson, Hyatt Anne Bass Succ. Trust, Lee M. Bass, Samantha Sims Bass Succ. Trust, Sid Bass, Eli Broad, Graystone Venture Fund LLC, Chase Trust Andy and Laura Chase TTEES, Stephen Coley, Peter Crisp, Timothy & Melissa Draper Living Trust, Drafivest, Inc. (SOFINA), Draper Fisher Management Co. IV, LLC, Duke Endowment, Wade Fetzer, John Fisher, Peter Flaherty, Jennifer Fonstad, Richard Foster, Genstar Invest., GFAM Venture Partnership, Bruns Grayson, Mark Greenstein, Rajat Gupta, Umang Gupta, John Guth, William Harris, Idanta Partners, Steve Jurvetson, Knight Foundation, Knightsbridge Netherlands I, LP, Knightsbridge V.C. III, Lawrence Kubal, Lysander, LLC, Audrey MacLean/Michael Clair, A. Andre MacNaughton, Angus MacNaughton, Gillian MacNaughton, Mayo Foundation, Cloister Limited Partnership (Moran Trust), Karen Mostes-Withrow, Warren Packard, Richard & Antoinette Paterson TTEES of the Paterson Perscilla Family Trust, Purkayastha Family Trust A, Dev Purkaystha TTEE, Robin Richards Donohoe TTEE Robin A. Richards Trust, Roy Richards, Abby M. O'Neill, George O'Neill, Greenacre Foundation, Sapling Foundation, Norman Selby, Robert Senoff, Sameco LLC, Carl Stork, William Thomas, TIFF Partners I LLC, UVA, Norman-Weil Foundations, Norman-Weil Ventures Inv., Tom Williams, University of Wisconsin Foundation, Yale University.

         (38) An aggregate of 69,091 shares of common stock held by Draper Fisher Partners IV, LLC have been transferred and distributed to Polly Draper, Rebecca S. Draper Trustee of the Rebecca S. Draper Trust DTD 7/25/90, Timothy C. & Melissa P. Draper Trustees of the Timothy C. Draper Living Trust DTD 4/21/88, William H. & Phyllis C. Draper Trustees W.H. Draper Rev Trust DTD 12/23/88, Fred Fisher, Herbert Fisher Trustee of the Herbert Fisher Family Trust DTD 9/18/92, John Fisher, JABE, Steve and Karla Jurvetson, Thomas G. and Martha Lee Parker TTEES Thomas G. And Martha Lee Parker Trust DTD 4/17/68, Jared R. & Mae V. Tinklenberg TTEES of Jared & Mae Tinklenberg Trust DTD 1/27/89, Draper DF IV Partners.